Exhibit 99.1


          [ICG LOGO]



                INTELCOM GROUP INC. REORGANIZES AS A U.S. CORPORATION,
                               ICG COMMUNICATIONS, INC.

               DENVER, Aug. 5 /PRNewswire/ -- IntelCom Group Inc. a Canadian federal corporation, today announced that it has received final approval for its reorganization in which its shareholders exchanged their shares for common stock of a new U.S.-incorporated publicly traded company, ICG Communications, Inc. The new company is incorporated in Delaware and is the public holding company for IntelCom Group Inc. and its operating subsidiaries.
               ICG Communications, Inc. begins trading today on the American Stock Exchange under the symbol "ICG" (cusip: 449246 10
          7). IntelCom Group Inc., shareholders exchanged more than 98 percent of their common shares on a one-for-one basis for ICG Communications, Inc. common stock. IntelCom Group Inc., which has been renamed ICG Holdings (Canada), Inc., will continue to be listed on the Vancouver Stock Exchange under the symbol "IHC.A" (cusip: 44924R 10 1).
               "We are pleased with the shareholder and regulatory approvals of our plan to become a U.S. company," said J. Shelby Bryan, president and chief executive officer of ICG Communications, Inc. "Our new structure will facilitate greater flexibility and access to capital markets while enhancing our domestic operational growth strategies."
               The U.S. reorganization plan was approved by more than 99% of the IntelCom Group Inc. shareholders voting at the annual meeting. Shareholders who elected to continue to hold shares of IntelCom Group Inc., will be entitled to exchange such shares at any time into ICG Communications, Inc. common stock.
               In addition to the Canadian company name change, the company's U.S. operating subsidiary, IntelCom Group (U.S.A.), Inc., has changed its name to ICG Holdings, Inc. ICG Holdings, Inc., has publicly registered preferred stock and debt securities.
               At the IntelCom Group Inc. annual meeting, shareholders re-elected Jay E. Ricks as director. The directors of ICG Communications, Inc. are William J. Laggett, chairman (elected to a term expiring in 1999), J. Shelby Bryan (1999 term), William W. Becker (1998 term), Leontis Teryazos (1998 term), Harry R. Herbst (1997 term) and Jay Ricks (1997 term. Gregory C.K. Smith continues on the ICG Holdings (Canada), Inc. board only.
               ICG's operations consist of ICG Telecom Group, ICG Fiber Optic Technologies and ICG Satellite Services. Telecom Group is ICG's competitive local exchange carrier (CLEC) and enhanced services business, which includes CLEC networks in 59 markets with four additional markets under construction. Fiber Optic Technologies provides network integration and support services. Satellite Services provides maritime telecommunications network and international end-to-end voice and data services, and operates VSAT very small aperture terminal) private data networks.
               -0-                           8/5/96
               /CONTACT: Steve Smith, Investor Contact, 303-575-6595, Tom Rafferty, Media Contact, 303-572,2094, or Tom Kennedy, Media Contact, 303-572-5986, all of ICG/
               (ICG)